Exhibit 99.1

EDITORIAL CONTACTS:

Winifred Shum

Imperva

winifred.shum@imperva.com

Edelman

imperva@edelman.com

Imperva Names Mark Kraynak Senior Vice President and General Manager of

Enterprise Solutions Group

Twelve-Year Imperva Veteran Appointed to Drive Business Growth,

Customer Satisfaction and Product Innovation

REDWOOD SHORES, Calif., December 9, 2015 — Imperva, Inc., (NYSE:IMPV), committed to protecting business-critical data and applications in the cloud and on-premises, today announced that Mark Kraynak has been appointed the company’s Senior Vice President and General Manager of the Enterprise Solutions group. Mark will continue to report directly to President and CEO, Anthony Bettencourt, and has global responsibility for growing the company’s enterprise business, which includes the Imperva SecureSphere and Imperva CounterBreach product lines.

A 12-year Imperva veteran and well-recognized leader in the cyber security industry, Mark was formerly Chief Product Officer at Imperva, responsible for product strategy, business development, corporate development, and evangelism. During his tenure at Imperva, he has played instrumental roles in the company’s growth and success, serving in a variety of product- and marketing-related roles, as well as being a board director for Incapsula, prior to the Imperva acquisition in 2014.

Prior to Imperva, Mark led product marketing at Check Point Software Technologies Ltd., and held a position in marketing at CacheFlow, now BlueCoat Systems. Earlier in his career, he provided technology architecture consulting for Fortune 500 clients with Ernst & Young’s Center for Technology Enablement. Mark holds a BSC in Electrical Engineering and English from Duke University, and an MFA in Literature from American University.

“Mark has a proven track record at Imperva for delivering product innovation year after year,” said Anthony Bettencourt. “Mark’s vision and leadership skills are well suited to lead the company’s Enterprise Solutions group as we continue to grow this critical portion of our business.”

“Imperva is in a unique position in the market, with security professionals recognizing the need to secure not just end points and networks, but more importantly, business critical data repositories and the applications that access them,” said Mark Kraynak. “Even after 12 years, I remain excited about the company’s potential and look forward to contributing to the next phase of our growth.”

About Imperva

Imperva® (NYSE:IMPV), is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, CounterBreach, Incapsula and Skyfence product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Application Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the-minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

© 2015 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, SecureSphere,

CounterBreach, Incapsula and Skyfence are trademarks of Imperva, Inc. and its subsidiaries.